EXHIBIT 5



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                     AMENDMENT TO THE DISTRIBUTION AGREEMENT
                           FOR THE CONTRACTS FUNDED BY
                           TIAA SEPARATE ACCOUNT VA-1


         Amendment, dated August 1, 1995, to the Distribution Agreement for TIAA Separate Account VA-1 by and among Teachers Insurance and Annuity Association ("TIAA"), TIAA Separate Account VA-1 (the "Separate Account") and Teachers Personal Investors Services, Inc. ("TPIS") dated September 15, 1994 (the "Agreement"). The parties to the Agreement mutually agree that:

1. Item 2 of the Agreement is amended to add the following sentence to the end of paragraph (a):

          TIAA shall retain control and responsibility for any functions that it may delegate to other parties in connection with services rendered pursuant to this Agreement.

2.       Item 7 of the Agreement is amended to read as follows:

         7. Liability. TPIS will not be liable for any error of judgment or mistake of law or for any loss suffered by the Separate Account in connection with the matters to which this Agreement relates. Nothing herein contained shall be construed to protect TPIS against any liability resulting from the bad faith or negligence of TPIS in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

         IN WITNESS WHEREOF, TIAA, the Separate Account and TPIS have caused this amendment to be executed in their names and on their behalf and under their trust and corporate seals by and through their duly authorized officers on the day and year first above written.


TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:  /s/ Peter Clapman                               Attest:  /s/ Laura Bramson
-----------------------                              --------------------------
Title: Senior Vice President                         Title:  Senior Counsel

TIAA SEPARATE ACCOUNT VA-1

By: /s/ Lisa Snow                                    Attest: /s/ Laura Bramson
------------------------                             ---------------------------
Title:Assistant Secretary                            Title: Assistant Secretary

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By: /s/ Dennis D. Foley                              Attest: /s/ Laura Bramson
-------------------------                            ---------------------------
Title: Vice President                                Title: Ass't Secretary